OWNERSHIP LIMIT EXEMPTION AGREEMENT

     THIS OWNERSHIP LIMIT EXEMPTION AGREEMENT (the "Agreement"), dated as of December 29, 1998, is entered into by and between Mission West Properties, Inc., a Maryland corporation (the "Company") and Dan McCarthy and Paul McCarthy (the "McCarthys").

                                 R E C I T A L S

      A. Pursuant to Section 7.2.7 of the Company's Articles of Amendment and Restatement (the "Articles"), a copy of which is attached to this Agreement as Appendix I, the board of directors of the Company is authorized to exempt certain persons from the ownership limitation set forth in the Articles (the "Ownership Limitation"), which limits a person from owning, beneficially or constructively, more than nine percent (9%) in value of the aggregate of the outstanding shares of the Company's equity securities, including, without limitation, common stock, preferred stock and any other equity security of the Company convertible into or exchangeable for common stock or preferred stock (the "Capital Stock"), upon satisfaction of certain conditions.

      B. The McCarthys may be deemed to Beneficially Own or Constructively Own (as those terms are defined in the Articles) more than nine percent (9%) of the Capital Stock of the Company.

      C. The board of directors of the Company has determined to permit the McCarthys to be Excepted Holders (as that term is defined in the Articles) and therefore, to be exempt from the Ownership Limitation, and to establish an Excepted Holder Limit (as that term is defined in the Articles) for the McCarthys.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties agree as follows:

1. REPRESENTATIONS OF THE MCCARTHYS. Each of the McCarthys represent and undertake as follows:

     1.1  BASIC  RESTRICTIONS.   He  and  they  will  not  Beneficially  Own  or
Constructively Own shares of Capital Stock:

           (a) in excess of the Excepted Holder Limit set forth in Section 2 hereof; or(b) to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Company being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code") (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a Real Estate Investment Trust ("REIT") for a reason related to his or their Beneficial or Constructive Ownership of Capital Stock.

     1.2 RESTRICTIONS RELATED TO TENANTS. They do not and will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Company, or an entity owned or controlled by the Company, derives and is expected to continue to derive a sufficiently small amount of revenue such that, in the opinion of the board of directors of the Company, rent from such tenant would not adversely affect the Company's ability to qualify as a REIT, shall not be treated as a tenant of the Company).

2. EXCEPTED HOLDER LIMIT. The aggregate Excepted Holder Limit for the McCarthys, in combination with all persons who may be deemed to have Constructive Ownership of their shares of Capital Stock and all persons whose shares of Capital Stock may be deemed Constructively Owned by either Dan McCarthy or Paul McCarthy, shall be eighteen and one-half percent (18.50%), such that the Capital Stock Constructively Owned by both of them and all such persons at one time may not exceed eighteen and one-half percent (18.50%).

3. RESULTS OF VIOLATIONS. The McCarthys hereby acknowledge and agree that any violation or attempted violation of the terms of this Agreement (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6 of the Articles) will result in such shares of Capital Stock being automatically transferred to a trust in accordance with Sections 7.2.1(b) and Section 7.3 of the Articles.

4.    MISCELLANEOUS.

     4.1 NOTICES. All communications under this agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile transmission (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, and telecopier numbers set forth on the signature page hereto (or to such other addresses, and fax numbers as a party may designate as to itself by notice to the other parties).

     4.2 GOVERNING LAW. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Maryland, without regard to the conflicts of laws principles thereof.

     4.3 CAPTIONS. The captions or headings of the Sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. References in this Agreement to Sections are references to Sections of this Agreement, unless expressly stated to the contrary.

     4.4 NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     4.5 SUCCESSORS AND ASSIGNS. This Agreement may be assigned by the Company, but may not be assigned by the McCarthys without the prior written consent of the Company. This Agreement shall bind, and to the extent assignable shall inure to the benefit of, the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

     4.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by the Company and the McCarthys.

     4.7 SEVERABILITY. If one or more provisions of this Master Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Master Agreement and the balance of the Master Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.8 COUNTERPARTS. This Agreement may be executed in counterparts and delivered by electronic facsimile transmission, and each signed counterpart transmitted by electronic facsimile shall be considered an original, but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MISSION WEST PROPERTIES, INC.,               PAUL MCCARTHY
a Maryland corporation
                                             /S/ PAUL MCCARTHY
 By:   /S/ CARL E. BERG                      ------------------
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      Carl E. Berg                           DAN MCCARTHY
      Chairman, Chief Executive
      Officer and President                  /S/ DAN MCCARTHY
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